-------   UNITED STATES SECURITIES AND EXCHANGE COMMISSION --------------------
FORM 4                   Washington, D.C. 20549                 OMB APPROVAL
-------                                                ------------------------
/ /CHECK THIS BOX IF NO    STATEMENT OF CHANGES IN   OMB NUMBER: 3234-0287
   LONGER SUBJECT TO         BENEFICIAL OWNERSHIP    EXPIRES:SEPTEMBER 30, 1998
   SECTION 16. FORM 4 OR                             ESTIMATED AVERAGE BURDEN
   FORM 6 OBLIGATIONS MAY                            HOURS PER RESPONSE ... 0.5
   CONTINUE.  SEE         Filed pursuant to Section 16(a) of the Securities
   INSTRUCTION 1(b).      Exchange Act of 1934, Section 17(a) of the Public
(Print or Type Responses) Utility Holding Company Act of 1935 or Section 30(f)
                          of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*       2. Issuer Name AND Ticker or
                                                  Trading Symbol

    Seeney          Charles            E.           ZymeTx, Inc.       ZMTX
---------------------------------------------   ------------------------------
    (Last)         (First)          (Middle)
                                               3. IRS or Social Security
    2504 Meadow View Rd.                          Number of Reporting
---------------------------------------------     Person (Voluntary)
                 (Street)
                                                       ###-##-####
    Edmond            OK              73014
---------------------------------------------
     (City)        (State)            (Zip)    4. Statement for Month/Year

5. If Amendment, Date of Original,                       10/97
   (Month/Year)

6. Relationship of Reporting Person(s)    7. Individual or Joint/Group Filing
   to Issuer (Check all applicable)                (check Applicable Line)
                                           X Form filed by One Reporting Person
        Director             10% Owner   ----
   -----                -----                Form filed by More than One
     X  Officer (give)       Other       ---- Reporting Person
   -----         title  ----- (specify
                 below)        below)

   VICE PRESIDENT OF OPERATIONS AND
      STRATEGIC DEVELOPMENT


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TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------

1.  Title of Security    2. Trans-    3. Trans-     4. Securities Acquired (A)
    (Instr. 3)              action       action        or Disposed of (D)
                            Date         Code          (Instr. 3, 4 and 5)
                                         (Instr. 8)
                            (Month/
                             Day/      ----------------------------------------
                             Year)                              (A) or
                                          Code   V     Amount   (D)      Price
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Common Stock, par value
   $.001 per share         10/30/97        P            1,000     A      11.50
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
5. Amount of            6. Owner-            7. Nature
   Securities              ship                 of In-
   Beneficially            Form:                direct
   Owned at                Direct               Bene-
   End of                  (D) or               ficial
   Month                   Indirect             Owner-
                           (I)                  ship
   (Instr. 3               (Instr. 4)           (Instr. 4)
    and 4)
------------------------------------------------------------------

   1,000                      D                    N/A

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
* If the form is filed by more than one reporting person,               (over)
  SEE Instruction 4(b)(v)                                      SEC 1474 (7-96)

FORM 4 (CONTINUED)

                  TABLE II - DERIVATIVE SECURITIES ACQUIRED,
                     DISPOSED OF, OR BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------

1. Title of Derivative Security     2. Conver-      3. Trans-
   (Instr. 3)                          sion or         action
                                       Exercise        Date
                                       price of        (Month/
                                       Deriv-           Day/
                                       ative            Year)
                                       Security
------------------------------------------------------------------------

Incentive Stock Options                 $1.00          1/3/97
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Incentive Stock Options                 $2.00          6/5/97
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
4. Transac-           5. Number of Deriv-          6. Date Exer-
   tion Code             ative Securities Ac-         cisable and Ex-
   (Instr. 8)            quired (A) or Dis-           piration Date
                         posed of (D)                 (Month/Day/
                         (Instr. 3, 4, and 5)          Year)
--------------------------------------------------------------------------
                                                       Date        Expira-
                                          (A)          Exer-       ation
   Code   V               Amount          (D)          cisable     Date
--------------------------------------------------------------------------

     A                     10,000          A           1/3/98      1/3/01
                                                         (1)
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     A                     10,000          A           1/3/98      1/3/01
                                                         (1)
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

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
7. Title and Amount of Under-  8. Price    9. Number   10. Owner-  11. Na-
   lying Securities               of          of Deriv-    ship        ture
   (Instr. 3 and 4)               Deriv-      ative        Form        of In-
                                  ative       Securi-      of De-      direct
                                  Secur-      ties         rivative    Bene-
                                  ity         Bene-        Secu-       ficial
                                  (Instr.     ficially     rity:       Own-
                                  5)          Owned        Direct      ership
-----------------------------                 at End       (d) or    (Instr. 4)
                    Amount or                 of           Indi-
       Title        Number of                 Month        rect (I)
                    Shares                    (Instr. 4)   (Instr. 4)
-------------------------------------------------------------------------------
  Common Stock      10,000       $1.00         10,000         D         N/A
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  Common Stock      10,000       $2.00         10,000         D         N/A
-------------------------------------------------------------------------------

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

Explanation of Responses:

(1) Vest at a rate of 25% per year on each of January 3, 1998, January 5, 1999, January 3, 2000 and January 3, 2001.



                                         /s/ Charles E. Seeney        11/14/97
                                      ------------------------------- ---------
                                      **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18. U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                       Page 2
                                                               SEC 1474 (7-96)